The business combination described in this press release involve securities of Japanese companies. The business combination is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this document, if any, was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuers are located in Japan and some or all of their officers and directors reside outside of the United States. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws.

It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment. You should be aware that the issuer may purchase securities otherwise than under the business combination, such as in the open market or through privately negotiated purchases.

October 14, 2025

To whom it may concern:

Company Name:	Hagiwara Electric Holdings Co., Ltd.
Name of Representative:	Moritaka Kimura, Representative
Director, President Executive Officer
(Code: 7467, TSE Prime Market NSE
Premier Market)
Contact:	Masayuki Hasegawa, Managing
Executive Officer
(Tel. +81-52-931-3553)

Company Name:	SATORI ELECTRIC CO., LTD.
Name of Representative:	Hiroyuki Satori,
Representative Director,
President, Executive Officer
(Code: 7420, TSE Prime Market)
Contact:	Shunji Tsuchiya Director, Managing Executive Officer
(Tel. +81-3-3451-1040)

Announcement Concerning Execution of Business Integration Agreement on Business Integration through the Establishment of a Joint Holding Company (Share Transfer) between Hagiwara Electric Holdings Co., Ltd. and SATORI ELECTRIC CO., LTD. and Preparation of a Share Transfer Plan

As announced in the “Announcement Concerning Execution of Basic Agreement on Business Integration through the Establishment of a Joint Holding Company (Share Transfer) between Hagiwara Electric Holdings Co., Ltd. and SATORI ELECTRIC CO., LTD.” dated July 28, 2025 (the “Basic Agreement Press Release of July 28, 2025”), Hagiwara Electric Holdings Co., Ltd. (“Hagiwara Electric”) and SATORI ELECTRIC CO., LTD. (“Satori Electric”) (Hagiwara Electric and Satori Electric shall hereinafter be collectively referred to as the “Companies”) executed a memorandum of understanding (the “MOU”) on July 28, 2025, and following consultations concerning the business integration (the “Business Integration”) based on a spirit of equality, the Companies hereby announce, as set out below, that they have reached an agreement on the establishment of MIRAINI HOLDINGS CO., LTD., which will become the wholly-owning parent company of the Companies (the “Joint Holding Company”) as of April 1, 2026 (planned), by means of a joint share transfer (the “Share Transfer”), and the terms and conditions of the Business Integration. Accordingly, the Companies have executed a business integration agreement (the “Business Integration Agreement”) in accordance with the resolutions of their respective board of directors meetings held today, and have jointly prepared a share transfer plan (the “Share Transfer Plan”).

1.	Background and Purpose of the Business Integration

Please see (1) Background of the Business Integration and (2) Purpose and Synergies of the Business Integration of 1. Background and Purpose of the Business Integration in the Basic Agreement Press Release of July 28, 2025.

2.	Trade Name of Joint Holding Company

The Companies have decided that the trade name of the Joint Holding Company to be newly established resulting from the Business Integration will be MIRAINI HOLDINGS Kabushiki Kaisha (English name: MIRAINI HOLDINGS CO., LTD.). The name “MIRAINI” embodies the elements of “future-oriented,” “initiative,” and “people,” representing the stance the Companies aim for as a “global solution partner contributing to the creation of new value.”

3.	Outline of the Business Integration
(1)	Method of the Share Transfer

The method of the Share Transfer shall be a joint share transfer whereby the Companies will become wholly-owned subsidiaries in the share transfer and the Joint Holding Company, to be newly established, will become a wholly-owning parent company in the share transfer.

(2)	Status of the Joint Holding Company to Be Newly Established Through the Share Transfer

(1)	Name	MIRAINI HOLDINGS Kabushiki Kaisha (English Name) MIRAINI HOLDINGS CO., LTD.
(2)	Location of Principal Place of Business (Registered Head Office)	A dual-headquarters system is adopted with offices in both Nagoya and Tokyo: 1-14-10, Shiba, Minato-ku, Tokyo (registered head office) 2-2-1, Higashisakura, Higashi-ku, Nagoya-shi, Aichi
(3)	Representative and Officer Expected to Assume Office

Representative Director and President: Moritaka Kimura

Representative Director and Vice President: Hiroyuki Satori

Director: Naruhiko Mizukoshi

Director: Takeshi Soejima

Director: Takuma Oyama

Director: Shunji Tsuchiya

Outside Director: Akihiro Taguchi

Outside Director: Shinichi Okamoto

Outside Director: Kyoko Hayashi

Director (Full-time Audit and Supervisory Committee Member): Noriaki Inoue

Outside Director (Audit and Supervisory Committee Member): Seiji Sakata

Outside Director (Audit and Supervisory Committee Member): Sachiko Enomoto

Outside Director (Audit and Supervisory Committee Member): Akiko Yukimaru

(4)	Business Description	Business management of subsidiaries and groups under the Joint Holding Company, as well as business operations incidental or related thereto
(5)	Capital	JPY 10,000,000,000
(6)	Fiscal Year-End	March 31
(7)	Net Assets	Not yet determined as of the date hereof
(8)	Total Assets	Not yet determined as of the date hereof
(9)	Corporate Governance Structure	A company with audit and supervisory committee
(10)	Financial Auditor	KPMG AZSA LLC
(11)	Shareholder register Administrator	Sumitomo Mitsui Trust Bank, Limited

(Note)	Any other matter concerning the management structure of the Joint Holding Company will continue to be discussed between the Companies and be determined by the effective date.

(3)	Policy Concerning Listing of the Joint Holding Company

The Joint Holding Company plans to apply for a technical listing of its common shares on the Prime Market of the Tokyo Stock Exchange, Inc. (the “TSE”) and the Premier Market of the Nagoya Stock Exchange, Inc. (the “NSE”). As the Companies will become wholly-owned subsidiaries of the Joint Holding Company through the Share Transfer, the shares of Hagiwara Electric are planned to be delisted from the TSE and the NSE and the shares of Satori Electric are planned to be delisted from the TSE prior to the effective date of the Business Integration.

(4)	Schedule of the Business Integration
Resolution of the board of directors to approve the MOU (Companies)	July 28, 2025
Execution of the MOU	July 28, 2025
Record date for the extraordinary shareholders meeting (Companies)	September 30, 2025
Resolution of the board of directors to approve the Business Integration Agreement and the Share Transfer Plan (Companies)	October 14, 2025 (today)
Execution of the Business Integration Agreement and preparation of the Share Transfer Plan (Companies)	October 14, 2025 (today)
Extraordinary shareholders meeting (Companies)	December 11, 2025 (scheduled)
Final trading day on the TSE and NSE (Hagiwara Electric)	March 27, 2026 (scheduled)
Final trading day on the TSE (Satori Electric)	March 27, 2026 (scheduled)
Delisting date from the TSE and NSE (Hagiwara Electric)	March 30, 2026 (scheduled)
Delisting date from the TSE (Satori Electric)	March 30, 2026 (scheduled)
Effective date of the Business Integration	April 1, 2026 (scheduled)
Listing date of the Joint Holding Company	April 1, 2026 (scheduled)

The above schedule is tentative as of the date hereof and may be subject to change by agreement upon mutual consultation between the Companies, if necessary due to the progress of the procedures for the Business Integration, or for any other reason. Moreover, during the course of conducting procedures and consultations pertaining to the Business Integration, a public announcement will be promptly made if any circumstances arise that delay or make it difficult to promote the Business Integration, due to notifications to the Japan Fair Trade Commission or other relevant authorities, or for any other reason.

(5)	Content of Share Allotment under the Share Transfer
	Hagiwara Electric	Satori Electric
Share Transfer Ratios	2	1.02

(Note 1) Details of the Share Allotment pertaining to the Share Transfer

For each common share of Hagiwara Electric, two (2) common shares of the Joint Holding Company shall be allotted and delivered; and for each common share of Satori Electric, 1.02 common shares of the Joint Holding Company shall be allotted and delivered. In the event that any fractional shares of the Joint Holding Company arise as a result of the Share Transfer, the amount of money corresponding to such fractional shares will be paid to the relevant shareholders, in accordance with Article 234 of the Companies Act and other applicable laws and regulations; provided, however, that the above share transfer ratios may be subject to change upon mutual consultation between the Companies, if there is any material change in the conditions that form the basis of the valuation thereof or if any material discrepancy is found.

(Note 2) The share unit of the Joint Holding Company shall be 100 shares.

(Note 3) Number of new shares to be delivered by the Joint Holding Company (scheduled)

Common shares: 35,481,762 shares

The above number is based on the total number of issued shares of Hagiwara Electric as of June 30, 2025 (10,118,000 shares), and the total number of issued shares of Satori Electric as of August 31, 2025 (14,946,826 shares).

(Note 4) Handling of Shares Less Than One Unit

Shareholders of the Companies who receive an allotment of shares of the Joint Holding Company constituting less than one unit (100 shares) (“Shares Less Than One Unit”) in the Share Transfer will not be able to sell the Shares Less Than One Unit that they hold on the TSE or other financial instruments exchanges. However, such shareholders may demand that the Joint Holding Company purchase the Shares Less Than One Unit that they hold in accordance with the provision of Article 192, Paragraph (1) of the Companies Act.

Additionally, it is planned that provisions will be set forth in the articles of incorporation of the Joint Holding Company to the effect that the shareholders may demand that the Joint Holding Company sell them a sufficient number of shares to constitute one share unit when combined with the Shares Less Than One Unit that they hold. Therefore, pursuant to such provision of the articles of incorporation and the provision of Article 194, Paragraph (1) of the Companies Act, the shareholders will be able to demand that the Joint Holding Company sell them a sufficient number of shares to constitute one share unit when combined with the Shares Less Than One Unit that they hold.

(6)	Handling of Share Options and Bonds with Corporate Bond Certificates with Share Options of the Companies Becoming Wholly-Owned Subsidiaries

The Companies have not issued any share options or corporate bond certificates with share options.

(7)	Dividends of the Companies Based on Record Date Prior to Establishment of the Joint Holding Company

As stated in the “Summary of Financial Statements for the Fiscal Year Ending March 31, 2025 (Japanese GAAP) (Consolidated)” dated May 14, 2025, Hagiwara Electric plans to pay a dividend of 90 yen per share to shareholders as of the record date on September 30, 2025, and a dividend of 95 yen per share to shareholders as of the record date on March 31, 2026.

As stated in the “Summary of Financial Statements for the Fiscal Year Ending May 31, 2025 (Japanese GAAP) (Consolidated)” dated July 14, 2025, Satori Electric plans to pay a dividend of 44 yen per share to shareholders as of the record date on November 30, 2025, which is the end of the second quarter of the fiscal year ending May 31, 2026. In addition, as stated in the “Announcement Concerning Revision of Dividend Forecast” dated July 28, 2025, and based on the fact that the effective date of the Business Integration is scheduled to be April 1, 2026, Satori Electric plans, subject to the approval of the Share Transfer plan pertaining to the Business Integration by extraordinary resolution at the extraordinary shareholders meetings of the Companies to be held on December 11, 2025, to change the dividend forecast for the fiscal year ending May 31, 2026 which was announced in the “Summary of Financial Statements for the Fiscal Year Ending May 31, 2025 (Japanese GAAP) (Consolidated)” dated July 14, 2025, not to pay the year-end dividend for the fiscal year ending May 31, 2026, and, in lieu of such year-end dividend for the fiscal year ending May 31, 2026, to pay an extraordinary dividend of 46 yen per share to shareholders as of the record date on March 31, 2026.

(8)	Dividends of the Joint Holding Company

The amount of the dividend to be paid by the Joint Holding Company for the fiscal year ending March 31, 2027 will be determined comprehensively, taking into consideration factors such as the past dividend policies and dividend levels of the Companies, as well as the future financial results of the Joint Holding Company. The specific details thereof have not yet been determined as of the date hereof.

(9)	Handling of Treasury Shares Held by the Companies Becoming Wholly-Owned Subsidiaries

The specific details of the handling of the respective treasury shares held by Hagiwara Electric as of June 30, 2025 and held by Satori Electric as of August 31, 2025 (Hagiwara Electric: 153,122 shares and Satori Electric: 85,635 shares) have not yet been determined as of the date hereof. A public announcement will be made promptly upon disclosure becoming possible.

(10)	Management Structure after the Share Transfer

As stated in the Basic Agreement Press Release of July 28, 2025, it is planned that Mr. Moritaka Kimura, Representative Director, President Executive Officer of Hagiwara Electric, will assume the position of Representative Director and President at the time of establishment of the Joint Holding Company, and that Mr. Hiroyuki Satori, Representative Director, President, and Executive Officer of Satori Electric, will be appointed as Representative Director and Vice President at the time of establishment of the Joint Holding Company. The number and candidates of other officers are planned to be as stated in (3) of the table stated in 3. (2) above.

(11)	Structure to Promote the Share Transfer

An Integration Preparation Committee shall be established in order to smoothly and promptly promote the preparations for the Share Transfer and to achieve synergies at an early stage, and thematic working groups will also be established under the Integration Preparation Committee, and the Companies will, upon continued consultation between the Companies, engage in consultations and considerations for the Share Transfer and determine matters necessary for implementation of the Share Transfer.

4.	Grounds for the Content of the Allotment Pertaining to the Share Transfer

Please see “3. Grounds for the Content of the Allotment Pertaining to the Share Transfer” of the Basic Agreement Press Release of July 28, 2025.

The Companies have confirmed that, with respect to the basis for calculating the share transfer ratio stated in 2.(5) above, no material change that affects the share transfer ratio stated above occurred after the execution of the MOU and agreed on the share transfer ratio stated above in the Business Integration Agreement dated today and the Share Transfer Plan.

5.	Outline of the Companies
(1)	Company Name	Hagiwara Electric Holdings Co., Ltd.	SATORI ELECTRIC CO., LTD.
(2)	Location	2-2-1, Higashi Sakura, Higashi-ku, Nagoya-shi, Aichi	14-10, Shiba 1-chome, Minato-ku, Tokyo
(3)	Name and Title of Representative	Moritaka Kimura, Representative Director, President Executive Officer	Hiroyuki Satori, Representative Director, President, Executive Officer
(4)	Business Description

Formulation of business strategies and management of group companies engaged in the sale of electronic devices and electronic equipment, as well as manufacture and sale of factory automation (FA) equipment

Sale of electronic components and electronic equipment, and any businesses incidental thereto
(5)	Capital	JPY 6,099 million (as of June 30, 2025)	JPY 2,611 million (as of August 31, 2025)
(6)	Date of Establishment	March 1948 (commenced business)	July 1947
(7)	Number of Issued Shares	10,118,000 shares (as of June 30, 2025)	14,946,826 shares (as of August 31, 2025)
(8)	Fiscal Year-End	March 31	May 31
(9)	Number of Employees	(Consolidated) 808 employees; (Non-consolidated) 115 employees (as of March 31, 2025)	(Consolidated) 762 employees; (Non-consolidated) 357 employees (as of May 31, 2025)

(10)	Major Business Partners	DENSO Corporation Toyota Motor Corporation Tokai Rika Co., Ltd. Daifuku Co., Ltd. Murata Machinery, Ltd.	Canon Inc. Panasonic Corporation Ricoh Company, Ltd. Hon Hai Precision Industry Co., Ltd. (Foxconn) LG Electronics Inc.
(11)	Major Financing Banks	MUFG Bank, Ltd. Sumitomo Mitsui Banking Corporation	Sumitomo Mitsui Banking Corporation MUFG Bank, Ltd.
(12)	Major Shareholders and Shareholding Ratio

The Master Trust Bank of Japan, Ltd. (trust account) 14.23%

Custody Bank of Japan, Ltd. (trust account) 7.36%

Stany Co., Ltd. 5.05%

Tomoaki Hagiwara 3.43%

MUFG Bank, Ltd. 2.33%

Nagoya Small and Medium Business Investment & Consultation Co., Ltd. 2.31%

Hagiwara Foundation of Japan 2.31%

Sumitomo Mitsui Trust Bank, Limited 1.79%

Sachiko Hagiwara 1.63%

State Street Bank and Trust Company 505223 (Standing proxy: Mizuho Bank, Ltd.) 1.41%

(as of March 31, 2025)

The Master Trust Bank of Japan, Ltd. (trust account) 9.33%

Custody Bank of Japan, Ltd. (trust account) 5.02%

STR Management Ltd. 4.81%

Sumitomo Mitsui Banking Corporation 3.95%

MUFG Bank, Ltd. 3.93%

K.K. Office Satori 3.47%

CKD Corporation 3.00%

Yoshiyuki Satori 2.10%

Reiko Fujii 1.80%

Satori Electric Employee Shareholding Association 1.48%

(as of May 31, 2025)

(13)	Relationship Between the Parties
	Capital Relationship	There is no notable capital relationship between the parties.
	Personnel Relationship	There is no notable personnel relationship between the parties.
	Business Relationship	There is no notable business relationship between the parties.
	Applicability as Related Party	For each of the Companies, neither the other party, nor any of its related persons or associated companies constitutes a related party.

(14)	Operating Results and Financial Position for the Last Three Years (Unit: JPY million, unless otherwise indicated)
Fiscal Year-End	Hagiwara Electric Holdings Co., Ltd. (Consolidated)			SATORI ELECTRIC CO., LTD. (Consolidated)
	Fiscal Year Ending March 2023	Fiscal Year Ending March 2024	Fiscal Year Ending March 2025	Fiscal Year Ending May 2023	Fiscal Year Ending May 2024	Fiscal Year Ending May 2025
Consolidated Net Assets	43,531	50,361	52,978	34,945	34,969	33,306
Consolidated Total Assets	106,577	119,706	130,161	81,556	83,798	79,150
Consolidated Net Assets Per Share (JPY)	4,672.91	4,839.87	5,099.30	2,052.73	2,334.65	2,251.59
Consolidated Net Sales	186,001	225,150	258,742	146,336	148,113	156,242
Consolidated Operating Profit	6,725	7,711	7,112	3,791	4,755	3,993
Consolidated Ordinary Profit	6,417	7,221	6,210	2,867	3,653	3,052
Net Income Attributable to Owners of Parent	4,912	4,421	3,699	2,257	2,156	2,524
Consolidated Net Income Per Share (JPY)	554.71	458.80	371.30	137.22	148.86	175.99
Dividend Per Share (JPY)	155.00	185.00	185.00	70.00	80.00	86.00

6.	Outline of Accounting Methods in Connection with the Share Transfer

The purchase method of accounting is expected to be applied for the accounting methods in connection with the Share Transfer, as the Share Transfer constitutes an “acquisition” under the accounting standards for business combinations. As a result of the application of the purchase method, goodwill (or negative goodwill) is expected to arise in the settlement of the consolidated accounts of the Joint Holding Company; however, the amount thereof has not yet been determined as of the date hereof.

7.	Future Outlook

The Business Integration is expected to have a minor impact on the consolidated financial results of Satori Electric for the fiscal year ending May 2026 and the consolidated financial results of Hagiwara Electric for the fiscal year ending March 2026. An announcement will be made promptly if any matters requiring disclosure arise in the future.

- End –

(Reference) Each Company’s Forecast Financial Results for the Current Fiscal Year (Unit: JPY million)

Hagiwara Electric	Consolidated Net Sales	Consolidated Operating Profit	Consolidated Ordinary Profit	Net Income Attributable to Owners of Parent
Forecast Financial Results for the Current Fiscal Year (Fiscal Year Ending March 2026)	270,000	6,900	5,900	3,600

Satori Electric	Consolidated Net Sales	Consolidated Operating Profit	Consolidated Ordinary Profit	Net Income Attributable to Owners of Parent
Forecast Financial Results for the Current Fiscal Year (Fiscal Year Ending May 2026)	160,000	4,300	3,500	2,600

(Note)	As announced in the “Announcement Concerning Revision of Annual Earnings Forecast and Publication of Interim Earnings Forecast” dated August 8, 2025, Hagiwara Electric has revised the consolidated earnings forecast for the fiscal year ending March 31, 2026 (from April 1, 2025 until March 31, 2026) published on May 14, 2025 based on the latest performance trends and other data.

Execution of Business Integration October 14,2025 Hagiwara Satori

Summary of the Business Integration Summary of the Business Integration Method of the Business Integration A joint share transfer whereby Hagiwara Electric Holdings Co., Ltd. ("Hagiwara Electric") and SATORI ELECTRIC CO., LTD. ("Satori Electric") will become wholly-owned subsidiaries (kabushiki iten kanzen kogaisha) and the newly established Joint Holding Company MIRAINI HOLDINGS CO., LTD. (the "MIRAINI HOLDINGS ") will become the wholly-owning parent company (kabushiki iten Setsuritsu kanzen oyagaisha) Share transfer ratio Hagiwara Electric : Satori Electric = 2 : 1.02 2 common shares of MIRAINI HOLDINGS will be issued for one common share of Hagiwara Electric. 1.02 common share of MIRAINI HOLDINGS will be issued for one common share of Satori Electric. Capital relationship after the Business Integration (from April 1,2026) Shareholders of Hagiwara Electric Shareholders of Satori Electric MIRAINI HOLDINGS (listed company) 100% Hagiwara Electric (unlisted company) 100% Satori Electric (unlisted company) Schedule of the Business Integration October 14, 2025 (today) Execution of the Business Integration Agreement and preparation of the Share Transfer Plan(Companies) December 11, 2025 (planned) Extraordinary shareholders meeting (Companies) March 27, 2026 (planned) Final trading day on the TSE and NSE (Hagiwara Electric) Final trading day on the TSE (Satori Electric) March 30, 2026 (planned) Delisting date from the TSE and NSE (Hagiwara Electric) Delisting date from the TSE (Satori Electric) April 1, 2026 (planned) Effective date of the Business Integration (Listing date of MIRAINI HOLDINGS )

Background and Purpose of the Business Integration The purpose of the Business Integration is to combine our strengths to achieve sustainable growth and further enhancement of corporate value. Business Environment surrounding us Changes in the external environment Smartification in many industries, including manufacturing U.S.-China trade friction, export restrictions, and geopolitical tensions Customers Rapidly increasing demand for next-generation automobiles, generative AI, DX, edge computing, etc., as well as technology utilization Role of electronics trading companies Ability to build advanced system solutions Building an advanced supply chain Hagiwara Deep understanding and expertise in the mobility industry High level of proposal and support as a "technology trading company" Wide range of solutions ranging from electronic devices to data utilization Satori Global network, especially in India and other Asian markets Wide range of product lineups Diverse customer bases ranging from manufacturing Industry (FA/IT)to social infrastructure and Other Industries Business Integration In order to deliver even greater added value to both customers and suppliers, it is essential to concentrate our management resources and leverage our strengths to expand the scale of our business. Based on this recognition, we have agreed to pursue the Business Integration through mutual cooperation based on the spirit of equality.

Synergies of the Business Integration - Integration of management resources and know-how 1 Expansion of business scale through broader product lineups and customer bases We will leverage our wide range of product lineups and diverse customer bases that we possess in Japan and overseas, and promote cross-selling that utilizes our respective strengths, thereby seeking to expand our respective business domains. 2 Provision of high value-added solutions We will enhance our ability to build more advanced system solutions by integrating our technological capabilities and development resources, and by further strengthening collaboration with development partners. This will further reinforce our capacity to propose solutions to increasingly diverse and advanced customer challenges. 3 Acceleration of global expansion We will accelerate our global expansion by leveraging our networks and know-how, particularly in the Asian region, including the rapidly growing Indian market, as well as other overseas markets. Through acceleration of global expansion, we will seek to create new business opportunities and strengthen our respective business foundations. 4 Productivity improvement through operational efficiency We will promote group-wide operational efficiency and strengthen our management foundations through the optimization of core functions such as IT and logistics infrastructure, as well as domestic and overseas bases and management functions, etc. This will enable us to achieve prompter and more flexible decision-making and enhance productivity. 5 Strengthening the management foundations through the integration of organizations and human resources We will aim to foster a vibrant organization in which each employee can fully maximize their potential by organically integrating our organizational strengths, human resources, and know-how. We will accelerate investments, including those aimed at inorganic growth, by further strengthening our financial foundations. Through the establishment of such a robust management foundation, we aim to build a resilient business entity that remains steadfast over the long term, even amid rapidly changing market conditions.

Basic Framework for Creation of Business Synergies Through the Business Integration Vision?F A global solution partner committed to creating new value The Company Group will expand the scope of its value offerings in a comprehensive manner through enhancing solutions ranging from devices to data utilization services, and expanding market areas. Furthermore, we will aim to enhance group-wide corporate value by strategically structuring and optimizing the business portfolio from the perspective of profitability, growth potential and stability. Expansion of Market Domains Globally, Ranging from the Manufacturing Industry to Social Infrastructure and Other Industries Manufacturing Industry Automobiles / FA / IT, etc. Social Infrastructure Energy / Telecommunications / Transportation / Agriculture, etc. Entry Into Other Industries Expansion of Future Business through Data Utilization Data Utilization Services SI (Systems, Networks, etc.) Software (Embedded Software, Apps, etc.) Equipment (In-house Products) Devices, Sensors Comprehensive Vertical Offering from Devices to Data Utilization Profitability (SI / Services) Growth Potential (India / United States / Asia) Stability (Automobiles / FA) <Expanded Portfolio> Achieve synergies in profitability, stability and growth potential through the utilization of assets held by the Companies <Value Offering> Offer comprehensive vertical value from devices to data-utilizing services <Market Domains> Expand globally, ranging from monozukuri (the Japanese concept of craftsmanship and manufacturing excellence) in the manufacturing industry to social infrastructure and other industries

Outline of Joint Holding Company Name MIRAINI HOLDINGS CO., LTD. Location of Principal Place of Business A dual-headquarters system is adopted with offices in both Nagoya and Tokyo: 1-14-10, Shiba, Minato-ku, Tokyo (registered head office) 2-2-1, Higashisakura, Higashi-ku, Nagoya-shi, Aichi Representative and Officer Expected to Assume Office Representative Director and President: Moritaka Kimura Representative Director and Vice President: Hiroyuki Satori Director: Naruhiko Mizukoshi Director: Takeshi Soejima Director: Takuma Oyama Director: Shunji Tsuchiya Outside Director: Akihiro Taguchi Outside Director: Shinichi Okamoto Outside Director: Kyoko Hayashi Director (Full-time Audit and Supervisory Committee Member): Noriaki Inoue Outside Director (Audit and Supervisory Committee Member): Seiji Sakata Outside Director (Audit and Supervisory Committee Member): Sachiko Enomoto Outside Director (Audit and Supervisory Committee Member): Akiko Yukimaru Business Description Business management of subsidiaries and groups under the Joint Holding Company, as well as business operations incidental or related thereto Capital JPY 10,000,000,000 Fiscal Year-End March 31 Net Assets Not yet determined as of the date hereof Total Assets Not yet determined as of the date hereof Corporate Governance Structure A company with audit and supervisory committee Financial Auditor KPMG AZSA LLC Shareholder register Administrator Sumitomo Mitsui Trust Bank, Limited

Outline of Hagiwara Electric and Satori Electric

	Hagiwara Electric Holdings Co., Ltd.	SATORI ELECTRIC CO., LTD.
Location	2-2-1, Higashi Sakura, Higashi-ku, Nagoya-shi, Aichi	14-10, Shiba 1-chome, Minato-ku, Tokyo
Name and Title of Representative	Moritaka Kimura, Representative Director, President Executive Officer	Hiroyuki Satori, Representative Director
Business Description	Formulation of business strategies and management of group companies engaged in the sale of electronic devices and electronic equipment, as well as manufacture and sale of factory automation (FA) equipment	Sale of electronic components and electronic equipment, and any businesses incidental thereto
Capital	JPY 6,099 million (as of June 30, 2025)	JPY 2,611 million (as of August 31, 2025)
Date of Establishment	March 1948（commenced business）	July 1947
Number of Issued Shares	10,118,000 shares（as of June 30, 2025）	14,946,826 shares（as of August 31, 2025）
Fiscal Year-End	March 31	May 31
Number of Employees	(Consolidated) 808 employees; (Non-consolidated) 115 employees (as of March 31, 2025)	(Consolidated) 762 employees; (Non-consolidated) 357 employees (as of May 31, 2025)
Major Business Partners	DENSO Corporation Toyota Motor Corporation Tokai Rika Co., Ltd. Daifuku Co., Ltd. Murata Machinery, Ltd.	Canon Inc. Panasonic Corporation Ricoh Company, Ltd. Hon Hai Precision Industry Co., Ltd. (Foxconn) LG Electronics Inc.
Major Financing Banks	MUFG Bank, Ltd. Sumitomo Mitsui Banking Corporation	Sumitomo Mitsui Banking Corporation MUFG Bank, Ltd.
Consolidated Net Sales	JPY 258,742 million (as of March 31, 2025)	JPY 156,242 million (as of May 31, 2025)

HAGIWARA SATORI
7